PRICING SUPPLEMENT NO. 21 DATED                   Filed Pursuant to
JANUARY 14, 1999 TO PROSPECTUS DATED              Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY               File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998

                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series E
                Due 9 Months to 25 Years from date of issue

        Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth
& Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Prospectus Supplements dated September 24, 1998.

Aggregate Principal Amount:              $5,809,000.00
Original Issue Date (Settlement Date):   January 20, 1999
Stated Maturity Date:                    January 15, 2006
Issue Price to Public:                   100.00% of Principal Amount
Interest Rate:                           7.000% Per Annum
Interest Payment Dates:                  January 15 and July 15 and semi-
                                         annually thereafter commencing
                                         July 15, 1999
Survivor's Option:                       [X] Yes  [ ] No
Optional Redemption:                     [X] Yes  [ ] No

Initial Redemption Date:                 January 15, 2001
Redemption Price:                        Initially 101% of Principal Amount
                                         and 100% after the first
                                         anniversary of the Initial
                                         Redemption Date.

                                 Principal Amount of Notes
        Agent                    Solicited by Each Agent

First of Michigan Corporation            $  205,000.00
Prudential Securities Incorporated       $2,190,000.00
J.J.B. Hilliard, W.L. Lyons, Inc         $1,500,000.00
J.W. Korth & Company                     $1,914,000.00
        Total                            $5,809,000.00

                                 Per Note Sold by
                                 Agents To Public         Total

Issue Price:                     $1,000.00                $5,809,000.00
Agent's Discount or Commission:  $    7.00                $   40,663.00
Maximum Dealer's Discount or
  Selling Concession:            $   18.50                $  107,466.50
Proceeds to the Company:         $  974.50                $5,660,870.50

CUSIP Number:  12589QB54